Exhibit 8(ee)(2)

Amendment No. 2 to Participation Agreement (Oppenheimer)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

AMONG

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY,

OPPENHEIMER VARIABLE ACCOUNT FUNDS,

AND

OPPENHEIMERFUNDS, INC.

This Amendment No. 2 is incorporated in and made a part of the Participation Agreement (the “Agreement”) made as of the 1st day of March, 2005, by and among Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”), Oppenheimer Variable Account Funds (the “Fund”), and OppenheimerFunds, Inc. (the “Adviser”).

WHEREAS, the parties executed an amendment dated March 1, 2012, to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 1 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIV. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

14.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

14.2. The Fund shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses.

14.3. Except as otherwise provided herein, if and to the extent that the Fund or the Adviser issues a Summary Prospectus for use by the Company in connection with the Agreement the Fund and/or the Adviser shall be responsible for ensuring that any Summary Prospectus complies in all material respects with the requirements of Rule 498 (b) and (e).

14.4. The Fund and Adviser each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

14.5. The Fund and Adviser each agree that the URL indicated on each Summary Prospectus will lead Contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund will notify Company within a reasonable amount of time in the event any of the requirements of Rule 498 paragraph (e) are not met for any reason including any non-routine or extended interruption in the availability of the web site on which any documents of a nature referred to in Rule 498 paragraph (e)are posted by the Fund or Adviser. Such Landing Page will contain the investment options available under the Agreement.

14.6. The Fund and Adviser represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Fund documents made directly to the Fund. The Fund and Adviser further represent and warrant that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

14.7. The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates. Company further represents and warrants that it will comply with the provisions of Rule 498(f)(1) to the extent of responding to contract owner requests for additional fund documents made directly to the Company or one of its affiliates, additionally Company will comply with Rule 498(f)(2).

14.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which Company is responsible, will be done in compliance with Rule 498.

14.9. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Adviser will provide the Company with at least 60 days’ advance notice of its intent.

14.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Adviser and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

14.11. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2. The existing 6th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Company has issued or will issue certain variable life insurance and/or variable annuity contracts supported wholly or partially by the Account (the “Contracts”), and said Contracts are listed in Schedule A hereto, as it may be revised or supplemented from time to time upon notice from Fund or Adviser;

3. The existing 7th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Account is duly established and maintained as a segregated asset account under applicable state insurance law, duly established by the Company, on the date shown for such Account on Schedule A hereto as it may be revised or supplemented from time to time upon notice from Fund or Adviser; and

4. The existing 8th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be revised or supplemented from time to time upon notice from Fund or Adviser (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Fund is authorized to sell such shares to the Account at net asset value.

5. Schedule A of the agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

6. A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.14. Adviser represents and warrants that it is excluded from the definition of the term “commodity pool operator” (“CPO”) pursuant to Commodity Futures Trading Commission Rule 4.5 with respect to each Portfolio listed on Schedule A of the Agreement, and is thereby exempt from commodity pool operator registration. In the event Adviser elects to register as a commodity pool operator on behalf of a Portfolio, it will notify Company in writing as soon as commercially reasonable.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: September 1, 2013

OPPENHEIMER VARIABLE ACCOUNT FUNDS		OPPENHEIMERFUNDS, INC.

By:	/s/ Brian W. Wexted	By:	/s/ Mark Santero
Name:	Brian W. Wexted	Name:	Mark Santero
Title: Date:	Treasurer 10/14/13	Title:	SVP, Oppenheimer Funds Distributor, Inc. by Delegated Authority
		Date:	10/22/13

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	10-24-13

SCHEDULE A

Revised September 1, 2013

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account A

CONTRACTS

Merrill Lynch Investor Choice Annuity – Investor Series

PORTFOLIOS

Oppenheimer Variable Account Funds – Service Class

Oppenheimer Main Street Fund®/VA

Oppenheimer Capital Appreciation Fund/VA

Oppenheimer Main Street Small Cap Fund®/VA